SPARK ENERGY, INC. ANNOUNCES THIRD QUARTER DIVIDEND
HOUSTON, October 27, 2016 – Spark Energy, Inc. (NASDAQ: SPKE), a Delaware corporation (“Spark”), announced today that its Board of Directors has declared a quarterly cash dividend for the third quarter of 2016 in the amount of $0.3625 per share of common stock. This amount represents an annualized dividend of $1.45 per share. The third quarter dividend will be paid on December 14, 2016 to holders of record on December 1, 2016.
About Spark Energy, Inc.
Spark Energy, Inc. is an established and growing independent retail energy services company founded in 1999 that provides residential and commercial customers in competitive markets across the United States with an alternative choice for their natural gas and electricity. Headquartered in Houston, Texas, Spark currently operates in 18 states and serves 90 utility territories. Spark offers its customers a variety of product and service choices, including stable and predictable energy costs and green product alternatives.

Contact: Spark Energy, Inc.
Investors:
Andy Davis, 832-200-3727

Media:
Eric Melchor, 281-833-4151